Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

Email: sbarton@myriad.com

www.myriad.com

MYRIAD GENETICS, INC. REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2009

- 58% Product Revenue Growth and $0.43 EPS Highlight Quarter -

Salt Lake City, February 3, 2009 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the second quarter of fiscal 2009 and the six months ended December 31, 2008.

For the second quarter of fiscal 2009, the Company recorded a net profit of $21.2 million, or $0.46 basic earnings per share ($0.43 diluted earnings per share), compared to a net loss of $5.1 million and loss per share of $0.11 in the same quarter of the prior year. A major contributor to the Company’s profitable quarter was its molecular diagnostics business, which increased its gross profit margin to 87% and its net operating margin to 51%, an improvement over the 86% gross profit margin and 39% net operating margin for the same three-month period in the prior year. These results were achieved even with major expenditures toward Myriad’s direct-to-consumer (DTC) marketing campaign in Texas and Florida and the launch of the Company’s sixth molecular diagnostic product, Prezeon™.

For the six months ended December 31, 2008, the Company’s net profit was $35.7 million and its earnings per share was $0.78 ($0.73 diluted earnings per share), as compared to a net loss of $13.1 million and a loss per share of $0.30 for the same period in fiscal 2008.

For the three-month period ended December 31, 2008, product revenues rose to $84.0 million from $53.1 million in the same three months of the prior year. This 58% product revenue growth resulted primarily from an increase in the Company’s sales and marketing efforts, including expansion of the Company’s women’s health sales force to 100 sales representatives, and continuation of the direct-to-consumer marketing campaign, which the Company believes has resulted in improved physician acceptance and adoption of its molecular diagnostic products. For the first six months of fiscal 2009, molecular diagnostics revenue was $153.9 million, an increase of 55% from the $99.2 million in the same period last year.

“Myriad’s products save lives, guide treatment decisions, reduce overall health care cost and have become standard of care in the treatment of hereditary cancers,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “As a result, our products enjoyed a 58% revenue increase over the same quarter of the prior year, and I’m pleased to report that patient sample flow continues to be very strong, despite the current economic recession.”

Research and development expense was $20.0 million for the three months ended December 31, 2008, compared with $27.3 million for the same three-month period in the prior year. This decrease was primarily due to the discontinuation of the Company’s Alzheimer’s disease program in June of 2008.

Selling, general and administrative expenses for the second quarter of fiscal 2009 were $35.6 million, compared with $30.5 million for the same quarter of the prior year, an increase of 17%. This increase was primarily attributable to costs associated with the 58% growth in molecular diagnostic revenues, the Company’s direct-to-consumer marketing campaign, the expansion of the women’s health salesforce and the product launch of Prezeon™. The Company expects that these investments may benefit future revenue growth.

The Company continues to maintain a strong balance sheet, with $497 million in cash, cash equivalents and marketable investment securities and no debt or convertible securities. During the quarter, we experienced an improvement in our accounts receivable collection period to an average of 45 days with a modest 5% allowance for doubtful accounts.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (800) 736-4610. International callers may dial (212) 231-2902. All callers will be asked to reference reservation number 21411489. An archived replay of the call will be available for 7 days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com. MYGN-F

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, Azixa and Vivecon are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s increased marketing efforts resulting in improved physician acceptance and adoption of the Company’s molecular diagnostic products; patient sample flow from the Company’s molecular diagnostic products continuing to be very strong despite the current economic recession; the Company’s continued profitability from operations; continued growth in molecular diagnostic revenues; and the expectation that selling, general and administrative expenses may benefit the Company’s future revenue growth. These forward looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may not be able to achieve our business and strategic plans, including our previously announced plan to spin off our research and drug development businesses; the risk that we may be unable to further identify, develop or achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop manufacturing capability for approved products; the risk that sales or profit margins for our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	Dec. 31,2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Revenues:
Molecular diagnostic revenue	$83,952	$53,097	$153,918	$99,153
Research and other revenue	424	3,645	4,108	5,855

Total revenues	84,376	56,742	158,026	105,008
Costs and expenses:
Molecular diagnostic cost of revenue	11,060	7,690	20,850	15,026
Research and development expense	19,952	27,306	37,100	53,328
Selling, general and administrative expense	35,598	30,482	68,998	56,970

Total costs and expenses	66,610	65,478	126,948	125,324

Operating income (loss)	17,766	(8,736)	31,078	(20,316)
Other income (expense):
Interest income	3,437	3,667	6,871	7,523
Other	—	2	(2,005)	(272)

Total other income	3,437	3,669	4,866	7,251
Income (loss) before taxes	21,203	(5,067)	35,944	(13,065)
Income tax provision	—	—	287	—

Net income (loss)	$21,203	$(5,067)	$35,657	$(13,065)

Basic earnings (loss) per share	$0.46	($0.11)	$0.78	($0.30)
Diluted earnings (loss) per share	$0.43	($0.11)	$0.73	($0.30)

Basic weighted average shares outstanding	46,592	44,094	45,995	43,831
Diluted weighted average shares outstanding	48,858	44,094	48,592	43,831

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Dec. 31, 2008	Jun. 30, 2008
Cash, cash equivalents, and marketable investment securities	$496,922	$420,056
Trade receivables, net	41,432	40,663
Other receivables	746	4,769
Prepaid expenses	2,749	3,143
Equipment and leasehold improvements, net	29,126	30,026
Other assets	2,592	685

Total assets	$573,567	$499,342
Accounts payable and accrued liabilities	$53,591	$71,654
Deferred revenue	230	2,033
Stockholders’ equity	519,746	425,655

Total liabilities and stockholders’ equity	$573,567	$499,342